JEAN LOU THILL & CARLOS CALVO
HUISSIERS DE JUSTICE

Adresse Postale : B.P.2625 • L-1026 Luxembourg
7, rue Pierre Federspiel • L-1512 Luxembourg ☎ 44 13 33 FAX : 44 18 98

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3770

PROCES-VERBAL DE VENTE AUX ENCHERES

L'an deux mille sept, le quatre octobre.

A la requête de la Société Anonyme **PROTRUST FINANCIAL SERVICES GROUP**, représentée par son conseil d'administration actuellement en fonctions, établie et ayant son siège social à CH-6901 LUGANO, Via Frasca 5, PO Box 5237,

Ayant pour conseil **Maître Anne REULAND**, Avocate à la Cour, demeurant à L-2010 Luxembourg, 14, rue Erasme, BP 39,

Et suite à un contrat de gage sur parts sociales intervenu entre la société TALLY-HO VENTURES INC, établie et ayant son siège social aux USA à 3422 Old Capitol Trail Suite 584, Wilmington, New Castle 19808, Delaware, enregistrée sous le numéro 3594839, comme partie constituante, ma partie requérante comme partie gagiste créancière et la société MASTER FINANCE HOLDINGS, décrite ci-après,



TIMBRE DE DIMENSION
GRAND DUCHÉ DE LUXEMBOURG
2€

Je soussigné **Carlos CALVO**, Huissier de Justice, demeurant à L-1512 LUXEMBOURG, 7, rue Pierre Federspiel , immatriculé près le tribunal d'arrondissement de et à Luxembourg,

Me suis rendu en date de ce jour à 12.00 heures, au siège social de la Société Anonyme **BOURSE DE LUXEMBOURG**, établie et ayant son siège social à L-2227 Luxembourg, 11 avenue de la Porte Neuve, représentée par son conseil d'administration actuellement en fonctions,

J'ai été reçu par Messieurs **Paul ALTMAN**, Sous-Directeur de la BOURSE DE LUXEMBOURG et **Frédéric VANHAEPEREN** de la Société Anonyme UBS (Luxembourg), Madame **Laurence DAMBRINE**, Directrice de ma partie requérante, et Maître **Anne REULAND**, Avocate à la Cour prise en sa qualité de conseil de ma partie requérante, ainsi déclarés.

Il a été procédé en ma présence à la vente publique de 12.109 actions d'une valeur nominale de 100,00 € chacune, de la Société Anonyme **MASTER FINANCE HOLDINGS SA**, représentée par son conseil d'administration actuellement en fonctions, établie et ayant son siège social à L-8311 CAPELLEN, 115, route d'Arlon;

Le tout pour la somme de 100,00 € (cent euro), à : **AQUISCO LIMITED, NEMOURS CHAMBERS, ROAD TOWN, TORTULA, BRITISH VIRGIN ISLANDS,** représentée par la banque UBS (Luxembourg) SA, agissant en tant que commissionnaire aux comptes de la société AQUISCO LIMITED.

J'ai reçu la somme de 100,00 € (cent euro).

Et de ce qui précède, j'ai huissier de justice, dressé le présent procès-verbal afin de servir et valoir ce que de droit.

Je me suis retiré à 12.20 heures.

Dont acte.

COUT DE L'ACTE

Hon.:	100,00
Dr.Rec.:	3,00
vac.red	50,00
copies:	25,00
voyage	6,00
TVA(15%):	27,60
Timbres :	2,00
Enr. :	12,00
TOTAL:	**225,60**

l'huissier de justice, Carlos CALVO

POUR COPIE CONFORME

ARENDT & MEDERNACH
AVOCATS A LA COUR
14, rue Erasme - B.P. 39
L-2010 LUXEMBOURG
Tél.: 40 78 78 Fax: 40 78 04